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Pricing Supplement dated December 13, 1995                     Rule 424(b)(3)
(To Prospectus dated January 8, 1993 and                       File no. 33-54870
Prospectus Supplement dated February 15, 1995)

                       NATIONWIDE HEALTH PROPERTIES, INC.

                         Medium-Term Note - Fixed Rate

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Face Amount:                    $13,000,000
Issue Price:                    100%
Interest Rate:                  6.93%
Interest Payment Dates:         April 1, October 1
Regular Record Dates:           March 17, September 16
Stated Maturity Date:           December 18, 2001
Denominations (if other than
$1000 and integral multiples
thereof).                       ______________________

Trade Date:                     December 13, 1995
Original Issue Date:            December 18, 1995
Net Proceeds to Issuer:         $12,928,500
Agent's Commission:             .55%
Name of Agent:                  Goldman, Sachs & Co.
Agent acting in the capacity
indicated below:
        [ ] As Agent
        [X] As Principal

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Day Count Convention:
        [X] 30/360 for the period from December 18, 1995  to  December 18, 2001
        [ ] Actual/360 for the period from                to
        [ ] Actual/Actual for the period from             to
        [ ] Other (see attached)                          to

Redemption:
        [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
        [ ] The Notes may be redeemed prior to Stated Maturity Date.
            Initial Redemption Date:
            Initial Redemption Percentage:      %
            Annual Redemption Percentage Reduction:     % until Redemption
                Percentage is 100% of the Principal Amount.

Repayment:
        [X] The Notes cannot be repaid prior to the Stated Maturity Date.
        [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
            Optional Repayment Date(s):
            Repayment Price:    %

Original Issue Discount:        [ ] Yes         [X] No
         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:    [X] Book-entry         [ ] Certificated

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             GOLDMAN, SACHS & CO.              MERRILL LYNCH & CO.